Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Katie A. Lorenson	Steven Carr
President & CEO	Sr.VP & CFO	Dresner Corporate Services
319.356.5800	763.545.9005	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS
Iowa City, Iowa, April 27, 2017 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three months ended March 31, 2017. Net income for the first quarter of 2017 totaled $6.7 million, compared with $5.5 million for the same period last year. Both basic and diluted earnings per share were $0.58 for the first quarter of 2017, compared with $0.49 and $0.48 per share, respectively, for the first quarter of 2016.
Earnings comparisons between the first quarter of 2017 and the same period in 2016 are highlighted by the following:

•	a decrease of $3.1 million, or 13.3%, in noninterest expense, due primarily to a $2.2 million decrease in merger-related expenses; partially offset by

•
a $0.5 million, or 1.9%, decrease in net interest income, due primarily to a $0.6 million, or 26.6%, increase in deposit interest expense which included a $0.4 million decrease of merger-related deposit premium amortization; and

•
a $0.9 million, or 13.6%, decrease in noninterest income, driven by a decrease in other gains of $1.2 million primarily due to the inclusion of a $0.7 million gain on the sale of the Company’s Barron and Rice Lake, Wisconsin branches in the first quarter of 2016.

President and Chief Executive Officer Charles N. Funk stated, “We returned to improved profitability in the first quarter of 2017. Improved expense control helped overcome the effect of a seasonally weak quarter for loan demand, coupled with a few large loan payoffs, had on income. Additionally, we are pleased that our return on average shareholders’ equity increased to 8.83% and our return on tangible equity increased to 12.71%.”
Results of Operations
Net interest income for the three months ended March 31, 2017, was $25.1 million, down $0.5 million, or 1.9%, from $25.6 million for the three months ended March 31, 2016, primarily due to an increase of $0.6 million, or 19.0%, in interest expense. Interest expense was $3.5 million for the three months ended March 31, 2017, an increase of $0.6 million, or 19.0%, compared to the first three months of 2016. Interest expense on deposits increased $0.5 million, or 26.6%, to $2.6 million for the three months ended March 31, 2017 compared to $2.1 million for the three months ended March 31, 2016, primarily due to the three months ended March 31, 2017 interest expense on deposits including no merger-related amortization of the purchase accounting premium on certificates of deposit and the three months ended March 31, 2016 interest expense on deposits including $0.4 million in merger-related amortization. Interest expense related to borrowings was essentially unchanged between the two periods. Additionally, loan interest income decreased $0.8 million, or 3.3%, to $24.3 million for the first three months of 2017 compared to the first three months of 2016, primarily due to the 11 basis point decrease in average loan yield between the two periods, which included the effect of a decrease in the discount accretion related to the merger of the Company with Central Bancshares, Inc. (“Central”), to $1.1 million for the three months ended March 31, 2017, compared to $1.2 million for the three months ended March 31, 2016. Interest income on investment securities increased $0.9 million, or 27.4%, to $4.3 million for the first three months of 2017 compared to the first three months of 2016 primarily due to an increase of 6 basis points on the portfolio’s yield and an increase of $121.4 million in the average balance between the comparative periods.
The Company posted a net interest margin of 3.79% for the first three months of 2017, down 18 basis points from the net interest margin of 3.97% for the same period in 2016. The decrease was primarily due to an 11 basis point decrease in loan yields and a higher volume of average investment securities, which generally have a lower yield compared to loans, resulting in a 12 basis point decrease in the yield on earning assets. These factors, as well as a 9 basis point increase in the cost of certificates of deposit due primarily to the aforementioned decrease in deposit premium amortization, all contributed to the decreased net interest margin for the first three months of 2017 compare with the same period in 2016.
The provision for loan losses for the first three months of 2017 was marginally lower compared to the same period in 2016, primarily due to a $7.3 million, or 0.3%, decrease in the balance of loans between the March 31, 2016 and March 31, 2017 comparable periods. The $6.5 million, or 26.6%, increase in non-performing loans between the comparable periods did not impact the provision for loan losses, as the provision for these loans was included in the provision for loan losses in the fourth quarter of 2016.
For the three months ended March 31, 2017, noninterest income declined to $5.5 million, a decrease of $0.9 million, or 13.6%, from $6.4 million during the same period of 2016. This decline was primarily due to the $1.2 million decrease in other gains for the three months ended March 31, 2017, compared to the same period in 2016. The three months ended March 31, 2016 included a net gain on other real estate owned of $0.5 million and a net gain of $0.7 million on the sale of the Barron and Rice Lake, Wisconsin branch offices. Gains on the sale of available for sale securities decreased $0.2 million between the comparative 2016 and 2017 periods. These decreases were partially offset by a $0.2 million decline in loss on the sale of premises and equipment, and the increase of $0.1 million, or 7.6%, in trust, investment, and insurance fees to $1.6 million for the first three months of 2017 compared with $1.5 million for the same period in 2016. Loan origination and servicing fees also increased $0.2 million, or 29.6%, to $0.8 million for the first three months of 2017, from $0.6 million for the same period in 2016.
Noninterest expense decreased to $20.3 million for the three months ended March 31, 2017, compared with $23.4 million for the three months ended March 31, 2016, a decrease of $3.1 million, or 13.3%. The decrease was primarily due to the absence of merger related expenses for the three months ended March 31, 2017, compared to $2.2 million for the three months ended March 31, 2016 relating to the merger of Central Bank into MidWestOne Bank. Data processing expense declined $1.9 million, or 72.4%, for the three months ended March 31, 2017, compared to the three months ended March 31, 2016, primarily due to the inclusion of $1.9 million in contract termination expense in connection with the bank merger in 2016. Salaries and employee benefits decreased $0.7 million, or 6.0%, from $12.6 million for the three months ended March 31, 2016, to $11.9 million for the three months ended March 31, 2017. This decrease included $0.2 million of merger-related expenses for the three months ended March 31, 2016. The rest of the decrease in salaries and employee benefits was primarily due to decreased staffing levels resulting from restructuring and the sales of branch offices during 2016. Other operating expenses decreased $0.3 million, or 13.8%, from $2.5 million for the three months ended March 31, 2016, to $2.2 million for the three months ended March 31, 2017, primarily due to lower loan and collection expense. These decreases were partially offset by increases in professional fees of $0.1 million, or 8.0%, and net occupancy and equipment expense of $0.1 million, or 1.6%, between the first three months of 2016 and the same period of 2017.
Income tax expense was $2.5 million for the three months ended March 31, 2017, compared to $1.9 million for the same period in 2016. This expense variation was primarily due to a change in the level of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets were $3.08 billion at March 31, 2017, the same as at December 31, 2016. Cash and cash equivalents increased $11.2 million, or 26.0%, and investment securities increased $0.3 million between these two dates. These increases were offset by decreases in loans held for sale of $3.9 million, or 91.0%, accrued interest receivable of $1.2 million, or 8.5%, intangible assets of $0.8 million, or 5.6%, and other real estate owned of $0.4 million, or 19.1% between December 31, 2016 and March 31, 2017. The amount of loans was unchanged between the two dates. Total deposits at March 31, 2017, were $2.53 billion, an increase of $50.4 million, or 2.0%, from December 31, 2016. The mix of deposits saw increases between December 31, 2016 and March 31, 2017 of $29.9 million, or 4.58%, in certificates of deposit, $28.0 million, or 2.5%, in interest-bearing checking deposits, and $5.4 million, or 2.8%, in savings deposits. These increases were partially offset by a decrease in non-interest bearing demand deposits of $12.9 million, or 2.6%, between December 31, 2016, and March 31, 2017. There were no federal funds purchased at March 31, 2017 compared to $35.7 million at December 31, 2016, while FHLB borrowings decreased $20.0 million, or 17.4%, between December 31, 2016, and March 31, 2017, to $95.0 million at March 31, 2017. The decreased borrowings were the result of increases in deposits and the absence of meaningful loan growth during the period. At March 31, 2017, long-term debt had an outstanding balance of $16.3 million, a decrease of $1.3 million, or 7.1%, from December 31, 2016, due to normal scheduled repayments. Securities sold under agreements to repurchase declined $14.6 million between December 31, 2016 and March 31, 2017, due to normal cash need fluctuations by customers.
Mr. Funk continued, “We have seen an improving pipeline of loans, many of which are expected to close in the second quarter of 2017. Although slower than we would like, we expect our loan growth to return, and we believe we will see an acceleration in balances in May or June of 2017. Deposit activity was strong in the quarter, although some of this was seasonal and will likely leave the bank in the second quarter of 2017.”

Total loans (excluding loans held for sale) were unchanged at $2.17 billion at both December 31, 2016 and March 31, 2017. The mix of loans saw increases between December 31, 2016 and March 31, 2017 primarily concentrated in construction and development, commercial real estate-other, and multifamily loans. Decreases were in residential real estate, agricultural, farmland, consumer, and commercial and industrial loans. As of March 31, 2017, the largest category of loans was commercial real estate loans, comprising approximately 50% of the portfolio, of which 7% of total loans were multifamily residential mortgages, 6% of total loans were construction and development, and 4% of total loans were farmland. Residential real estate loans was the next largest category at 22% of total loans, followed by commercial and industrial loans at 21%, agricultural loans at 5%, and consumer loans at 2%. Included in these totals are $21.9 million, net of a discount of $3.0 million, or 1.0% of the total loan portfolio, in purchased credit impaired loans as a result of the merger between the Company and Central in 2015.
Nonperforming loans increased from $28.5 million, or 1.31% of total loans, at December 31, 2016, to $30.8 million, or 1.42% of total loans, at March 31, 2017. At March 31, 2017, nonperforming loans consisted of $20.2 million in nonaccrual loans, $6.9 million in troubled debt restructures (“TDRs”) and $3.8 million in loans past due 90 days or more and still accruing interest. This compares to nonaccrual loans of $20.7 million, TDRs of $7.3 million, and loans past due 90 days or more and still accruing interest of $0.5 million at December 31, 2016. Nonaccrual loans decreased $0.5 million between December 31, 2016, and March 31, 2017. The balance of TDRs decreased $0.4 million between these two dates, as the addition of seven loans (representing three lending relationships) totaling $3.0 million was more than offset by payments collected from TDR-status borrowers, the charge-off of two TDRs totaling $0.2 million, four loans totaling $1.0 million moving to non-disclosed status and two loans (one relationship) totaling $2.2 million moving to the loans 90 days past due category. Loans 90 days past due and still accruing interest increased $3.3 million between December 31, 2016, and March 31, 2017, due primarily to two loans (one relationship) totaling $2.2 million moving from the TDR category. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) decreased to $7.4 million at March 31, 2017, compared with $7.8 million at December 31, 2016. At March 31, 2017, other real estate owned (not included in nonperforming loans) was $1.7 million, down from $2.1 million of other real estate owned at December 31, 2016. During the first three months of 2017, the Company had a net decrease of 9 properties in other real estate owned. As of March 31, 2017, the allowance for loan losses was $22.2 million, or 1.03% of total loans, compared with $21.9 million, or 1.01% of total loans at December 31, 2016. The allowance for loan losses represented 72.10% of nonperforming loans at March 31, 2017, compared with 76.76% of nonperforming loans at December 31, 2016. The Company had net loan charge-offs of $0.7 million in the three months ended March 31, 2017, or an annualized 0.13% of average loans outstanding, compared to net charge-offs of $0.2 million, or an annualized 0.05% of average loans outstanding, for the same period of 2016.
“We believe our asset quality stabilized during the quarter,” stated Mr. Funk. “One unexpected, but potentially favorable, development was the placement of $2.2 million in loans previously categorized as TRDs into the loans past due 90 days or more category. These previous TDR loans are now in collection mode, and we expect full repayment of them, though timing is uncertain at this point. There has also been modest positive movement on the large non-accrual loan of $10.4 million, but we have not yet signed finalized terms with the borrower. While this continues to be a work in progress, we currently expect a restructure that will return this borrower to performing TDR status.”
Non-acquired loans with a balance of $1.72 billion had $21.6 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.25%. Non-acquired loans are total loans minus those loans acquired in the Central merger. New loans and renewed loans made after the merger are considered non-acquired loans.

	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,722,540	$—	$1,722,540	$21,596	1.25%	1.25%
Total Acquired Loans	454,703	12,199	442,504	621	0.14	2.82
Total Loans	$2,177,243	$12,199	$2,165,044	$22,217	1.03%	1.58%
Investment securities totaled $646.2 million at March 31, 2017, or 21.0% of total assets, virtually unchanged from $645.9 million, or 21.0% of total assets, as of December 31, 2016. A total of $471.6 million of the investment securities were classified as available for sale at March 31, 2017, compared to $477.5 million at December 31, 2016. As of March 31, 2017, the portfolio consisted mainly of obligations of states and political subdivisions (43.0%), mortgage-backed securities and collateralized mortgage obligations (38.4%), corporate debt securities (17.3%), and obligations of U.S. government agencies (0.9%). Investment securities held to maturity were $174.7 million at March 31, 2017, compared to $168.4 million at December 31, 2016.
Capital Adequacy
Total shareholders’ equity was $327.5 million as of March 31, 2017, compared to $305.5 million as of December 31, 2016, an increase of $22.1 million, or 7.2%. This increase was primarily attributable to the issuance of 500,000 shares of common stock in a public offering, resulting in $16.1 million of additional capital, net of expenses, net income of $6.7 million for the first three months of 2017, a $1.0 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and a $0.4 million decrease in treasury stock due to the issuance of 23,161 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $1.9 million in common stock dividends. The Company also issued an additional 250,000 shares of common stock in a public offering pursuant to the underwriter’s exercise of an over-allotment option in April 2017. No shares of Company common stock were repurchased in the first quarter of 2017. The total shareholders’ equity to total assets ratio was 10.62% at March 31, 2017, up from 9.92% at December 31, 2016. The tangible equity to tangible assets ratio was 8.36% at March 31, 2017, compared with 7.62% at December 31, 2016. Tangible book value per share was $21.01 at March 31, 2017, an increase from $20.00 per share at December 31, 2016.
“With our recent issuance of equity, we now have put our tangible equity to tangible assets ratio back into the 8.00% to 8.50% range, which is in line with our corporate strategy,” said Mr. Funk.
Quarterly Cash Dividend Declared
On April 20, 2017, the Company’s board of directors declared a quarterly cash dividend of $0.165 per common share, the same as that paid last quarter. The dividend is payable June 15, 2017, to shareholders of record at the close of business on June 1, 2017. At this quarterly rate, the indicated annual cash dividend is equal to $0.66 per common share.
Opening of Branch Office in Denver, Colorado
On February 17, 2017, the Company announced that it plans to expand into the Denver, Colorado, market area through the hiring of four bankers and the establishment of a branch office in Denver, Colorado. The branch is expected to open for business on or about May 1, 2017.
“Our Denver group is off to a strong start in loan origination and deposit generation, which we expect will be reflected in our financial results for the second quarter,” concluded Mr. Funk.
Common Stock Sales
On March 16, 2017, the Company announced the launch of an underwritten public offering of shares of its common stock by the Company and by a selling shareholder, the John M. Morrison Revocable Trust #4, with Keefe, Bruyette & Woods, Inc., a Stifel Company, serving as the sole underwriter. The terms of the offering included a total of 2,500,000 shares of common stock, consisting of 500,000 shares to be sold by the Company and 2,000,000 shares to be sold by the John M. Morrison Revocable Trust #4, at a public offering price of $34.25 per share. The offering was completed on March 22, 2017, with the Company receiving $16.1 million in proceeds, net of expenses. In addition, the Company granted the underwriter a 30-day option to purchase an additional 250,000 shares of common stock to cover over-allotments, if any, at the same public offering price, less underwriting discounts and commissions. On April 6, 2017 the Company announced that the underwriter had exercised its option to purchase the full over-allotment, with the Company receiving proceeds of $8.2 million, net of expenses.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, April 28, 2017. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until July 28, 2017 by calling 877-344-7529 and using the replay access code of 10096764. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,”

“forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2017	2016	2016
Tangible Equity
Total shareholders’ equity	$327,514	$305,456	$301,777
Plus: Deferred tax liability associated with intangibles	2,741	3,068	4,500
Less: Intangible assets, net	(78,976)	(79,825)	(82,734)
Tangible equity	$251,279	$228,699	$223,543
Tangible Assets
Total assets	$3,083,515	$3,079,575	$2,964,218
Plus: Deferred tax liability associated with intangibles	2,741	3,068	4,500
Less: Intangible assets, net	(78,976)	(79,825)	(82,734)
Tangible assets	$3,007,280	$3,002,818	$2,885,984
Common shares outstanding	11,959,521	11,436,360	11,425,035
Tangible Book Value Per Share	$21.01	$20.00	$19.57
Tangible Equity/Tangible Assets	8.36%	7.62%	7.75%

	For the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2017	December 31, 2016	March 31, 2016
Net Income	$6,713	$3,870	$5,544
Plus: Intangible amortization, net of tax(1)	552	600	690
Adjusted net income	$7,265	$4,470	$6,234
Average Tangible Equity
Average total shareholders’ equity	$308,318	$309,210	$299,071
Plus: Average deferred tax liability associated with intangibles	2,899	3,238	4,632
Less: Average intangible assets, net of amortization	(79,381)	(80,262)	(83,295)
Average tangible equity	$231,836	$232,186	$220,408
Return on Average Tangible Equity (annualized)	12.71%	7.66%	11.38%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$25,081	$24,530	$25,555
Plus tax equivalent adjustment:(1)
Loans	403	408	428
Securities	830	769	759
Tax equivalent net interest income (1)	$26,314	$25,707	$26,742
Average interest earning assets	$2,819,206	$2,779,084	$2,707,915
Net Interest Margin	3.79%	3.68%	3.97%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

	For the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2017	December 31, 2016	March 31, 2016
Net Income	$6,713	$3,870	$5,544
Plus: Merger-related expenses	—	406	2,181
Net tax effect of above item(1)	—	(138)	(823)
Net income exclusive of merger-related expenses	$6,713	$4,138	$6,902
Diluted average number of shares	11,555,356	11,470,531	11,442,931
Earnings Per Common Share-Diluted	$0.58	$0.34	$0.48
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.58	$0.36	$0.60

Operating Expense
Total noninterest expense	$20,335	$21,106	$23,446
Less: Amortization of intangibles	(849)	(924)	(1,061)
Operating expense	$19,486	$20,182	$22,385
Operating Revenue
Tax equivalent net interest income (2)	$26,314	$25,707	$26,742
Plus: Noninterest income	5,537	5,720	6,450
Less: (Gain) loss on sale or call of available for sale securities	—	3	(244)
(Gain) loss on sale or call of held to maturity securities	(43)	—	—
(Gain) loss on sale of premises and equipment	2	(9)	146
Other (gain) loss	(13)	245	(1,018)
Operating revenue	$31,797	$31,666	$32,076
Efficiency Ratio	61.28%	63.73%	69.89%
(1) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%
(2) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31, 2017	As of March 31, 2016	As of December 31, 2016
(dollars in thousands, except per share amounts)	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$33,893	$40,021	$41,464
Interest-bearing deposits in banks	19,338	20,512	1,764
Federal funds sold	1,239	172	—
Cash and cash equivalents	54,470	60,705	43,228
Investment securities:
Available for sale	471,561	387,494	477,518
Held to maturity (fair value of $172,640 as of March 31, 2017 and $164,792 as of December 31, 2016)	174,668	118,248	168,392
Loans held for sale	381	1,167	4,241
Loans	2,165,044	2,172,391	2,165,143
Allowance for loan losses	(22,217)	(20,245)	(21,850)
Net loans	2,142,827	2,152,146	2,143,293
Premises and equipment, net	75,031	75,469	75,043
Accrued interest receivable	12,696	11,963	13,871
Goodwill	64,654	64,654	64,654
Other intangible assets, net	14,322	18,080	15,171
Bank-owned life insurance	47,559	46,253	47,231
Other real estate owned	1,696	6,169	2,097
Deferred income taxes	6,121	144	6,523
Other assets	17,529	21,726	18,313
Total assets	$3,083,515	$2,964,218	$3,079,575
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$481,718	$513,013	$494,586
Interest-bearing checking	1,164,293	1,075,427	1,136,282
Savings	203,139	194,513	197,698
Certificates of deposit under $100,000	326,766	337,859	326,832
Certificates of deposit $100,000 and over	354,977	308,795	325,050
Total deposits	2,530,893	2,429,607	2,480,448
Federal funds purchased	—	—	35,684
Securities sold under agreements to repurchase	67,591	57,869	82,187
Federal Home Loan Bank borrowings	95,000	112,000	115,000
Junior subordinated notes issued to capital trusts	23,718	23,614	23,692
Long-term debt	16,250	21,250	17,500
Deferred compensation liability	5,200	5,186	5,180
Accrued interest payable	1,405	1,509	1,472
Other liabilities	15,944	11,406	12,956
Total liabilities	2,756,001	2,662,441	2,774,119
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at March 31, 2017 and December 31, 2016	$—	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at March 31, 2017 and December 31, 2016; issued 12,213,481 shares at March 31, 2017 and 11,713,481 shares at December 31, 2016; outstanding 11,959,521 shares at March 31, 2017 and 11,436,360 shares at December 31, 2016	12,213	11,713	11,713
Additional paid-in capital	179,014	163,321	163,667
Treasury stock at cost, 253,960 shares as of March 31, 2017 and 277,121 shares as of December 31, 2016	(5,328)	(6,001)	(5,766)
Retained earnings	141,797	127,618	136,975
Accumulated other comprehensive income	(182)	5,126	(1,133)
Total shareholders' equity	327,514	301,777	305,456
Total liabilities and shareholders' equity	$3,083,515	$2,964,218	$3,079,575

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(unaudited) (dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Interest income:
Interest and fees on loans	$24,279	$24,068	$25,116
Interest on bank deposits	5	20	8
Interest on federal funds sold	—	1	—
Interest on investment securities:
Taxable securities	2,718	2,373	1,924
Tax-exempt securities	1,565	1,452	1,437
Total interest income	28,567	27,914	28,485
Interest expense:
Interest on deposits:
Interest-bearing checking	798	805	760
Savings	51	51	106
Certificates of deposit under $100,000	859	840	569
Certificates of deposit $100,000 and over	917	861	639
Total interest expense on deposits	2,625	2,557	2,074
Interest on federal funds purchased	46	17	25
Interest on securities sold under agreements to repurchase	38	37	53
Interest on Federal Home Loan Bank borrowings	443	440	451
Interest on other borrowings	3	3	6
Interest on junior subordinated notes issued to capital trusts	221	217	197
Interest on long-term debt	110	113	124
Total interest expense	3,486	3,384	2,930
Net interest income	25,081	24,530	25,555
Provision for loan losses	1,041	4,742	1,065
Net interest income after provision for loan losses	24,040	19,788	24,490
Noninterest income:
Trust, investment, and insurance fees	1,612	1,330	1,498
Service charges and fees on deposit accounts	1,283	1,332	1,258
Loan origination and servicing fees	802	1,135	619
Other service charges and fees	1,458	1,836	1,430
Bank-owned life insurance income	328	326	384
Gain (loss) on sale or call of available for sale securities	—	(3)	244
Gain on sale or call of held to maturity securities	43	—	—
Gain (loss) on sale of premises and equipment	(2)	9	(211)
Other gain (loss)	13	(245)	1,183
Total noninterest income	5,537	5,720	6,405
Noninterest expense:
Salaries and employee benefits	11,884	12,014	12,645
Net occupancy and equipment expense	3,304	3,196	3,251
Professional fees	1,022	1,035	946
Data processing expense	711	959	2,573
FDIC insurance expense	367	332	421
Amortization of intangible assets	849	924	1,061
Other operating expense	2,198	2,646	2,549
Total noninterest expense	20,335	21,106	23,446
Income before income tax expense	9,242	4,402	7,449
Income tax expense	2,529	532	1,905
Net income	$6,713	$3,870	$5,544

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Three Months Ended March 31, 2017	As of and for the Year Ended December 31, 2016	As of and for the Three Months Ended March 31, 2016
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$27.39	$26.71	$26.41
Tangible book value per share, net of associated deferred tax liability on intangibles*	21.01	20.00	19.57
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)*	8.36%	7.62%	7.75%
Total shareholders’ equity/total assets	10.62	9.92	10.18
Total loans/total deposits	85.54	87.29	89.41
Asset Quality:
Gross loans	$2,165,044	$2,165,143	$2,172,391
Allowance for loan losses	22,217	21,850	20,245
Net charge-offs	674	5,560	247
Loans past due 30 - 89 days, excluding non-performing and purchased credit impaired loans	7,417	7,832	5,992
Other real estate owned	1,696	2,097	6,169
Non-performing loans
Non-accrual loans	$20,171	$20,668	$16,486
Restructured loans	6,880	7,312	7,317
Loans 90+ days past due and still accruing interest	3,762	485	527
Total non-performing loans	$30,813	$28,465	$24,330

Net loan charge-offs/average loans - annualized	0.13%	0.26%	0.05%
Nonperforming loans/total loans	1.42	1.31	1.12
Nonperforming loans + other real estate/total assets	1.05	0.99	1.03
Allowance for loan losses/total loans	1.03	1.01	0.93
Allowance for loan losses/nonperforming loans	72.10	76.76	83.21

	As of and for the Three Months Ended
(unaudited, dollars in thousands, except per share amounts)	March 31, 2017	December 31, 2016	March 31, 2016
Per Share Data:
Ending number of shares outstanding	11,959,521	11,436,360	11,425,035
Average number of shares outstanding	11,505,687	11,436,115	11,416,993
Diluted average number of shares	11,555,356	11,470,531	11,442,931
Earnings per common share - basic	$0.58	$0.34	$0.49
Earnings per common share - diluted	0.58	0.34	0.48
Dividends paid per common share	0.165	0.160	0.160
Performance Ratios:
Return on average assets - annualized	0.89%	0.51%	0.75%
Return on average shareholders’ equity - annualized	8.83	4.98	7.46
Return on average tangible equity - annualized*	12.71	7.66	11.38
Net interest margin*	3.79	3.68	3.97
Efficiency ratio*	61.28	63.73	70.10
Average Balances:
Total loans	$2,161,054	$2,151,358	$2,167,492
Interest-earning assets	2,819,206	2,779,084	2,707,915
Total assets	3,059,397	3,023,070	2,961,462
Interest-bearing deposits	2,007,325	1,970,914	1,882,005
Interest-bearing liabilities	2,250,261	2,190,089	2,121,461
Total equity	308,318	309,210	299,071

* Non-GAAP measure. See pages 6-7 for a detailed explanation.